Exhibit (d)(xvi) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K

                           Amendment #1 to EXHIBIT OO
                                     to the
                          Investment Advisory Contract

                            MONEY MARKET MANAGEMENT

      This Amendment #1 to Exhibit OO to the Investment Advisory Contract between Federated Investment Management Co. and Money Market Obligations Trust, approved at a board meeting on August 17, 2007, shall become effective as of October 29, 2007.

      For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to ..20 of 1% of the average daily net assets of the Fund.

      The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of .20 of 1% applied to the daily net assets of the Fund.

      The advisory fee so accrued shall be paid to Adviser daily.

      The right of the Adviser as set forth in Paragraph 6 of this Contract to assume expenses of one or more of the Funds shall also apply as to any classes of the above-named Fund.

      Witness the due execution hereof this 1st day of September, 2007.

                                     FEDERATED INVESTMENT
                                     MANAGEMENT COMPANY

                                     By:  /s/ John B. Fisher
                                     Name: John B. Fisher
                                     Title:  President and Chief Executive
                                     Officer

                                     MONEY MARKET OBLIGATIONS
                                     TRUST

                                     By:  /s/ J. Christopher Donahue
                                     Name:  J. Christopher Donahue
                                     Title:  President










                                      - 1 -